Exhibit 99.1

Company Investor/ Media Contact:

dj Orthopedics, Inc.

Mark Francois
Director of Investor Relations

(760) 734-4766

mark.francois@djortho.com

DJ ORTHOPEDICS PROVIDES BUSINESS UPDATE IN CONNECTION WITH TODAY’S INVESTOR DAY

Live Webcast Provided

SAN DIEGO, CA, November 30, 2004 – dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, provided a business update in connection with its Investor Day being held today at its new manufacturing facility in Tijuana, Mexico.  The Company’s Investor Day presentation will be webcast and interested investors may listen live beginning at 8:30 AM Pacific Time, today, November 30, 2004, by visiting the Company’s website at www.djortho.com and clicking on the “Investors” button where the webcast link resides.  The webcast will be archived beginning three hours after the live event.

The Company announced the following:

•                  The Company has completed the move of its Regentek business unit operations from Tempe, AZ to Vista, CA with the exception of the manufacturing move, which is awaiting FDA inspection.  The Company will continue to manufacture Regentek products in Tempe until FDA approval is received.

•                  The sales force expansion related to the Regentek sales force integration is over 80 percent complete, with approximately 75 dedicated OL1000 specialists currently on board.  The Company expects to have substantially completed its goal of having approximately 90 specialists in the field by the end of the year.

•                  The Company expects OL1000 sales in the fourth quarter of 2004 to reflect an improved daily sales run rate compared to the third quarter of 2004 and reflect growth over pro forma sales for the fourth quarter of 2003.

•                  The Company is preparing to implement its new spine stimulation strategy to add incremental selling resources in several under performing markets.  The Company expects these added resources to improve SpinaLogic sales results beginning in 2005, but expects recent sales trends to continue in the fourth quarter.

-more-

•                  The Company expects to report fourth quarter revenue growth in line with historical trends in its core rehabilitation segments, DonJoy, ProCare, OfficeCare and International.

•                  The Company confirmed that it expects revenue for the fourth quarter of 2004 to be between $65 million and $67 million.

•                  The Company also said that since first announcing its share repurchase program on September 28, 2004, it has repurchased an aggregate of approximately 837,000 shares for a total cost of approximately $14.8 million.

About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  The Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury.  The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

The Company sells its products in the United States and in more than 40 other countries through networks of agents, distributors and its direct sales force that market its products to orthopedic and podiatric surgeons, spine surgeons, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, the Company’s revenue expectations for its Regentek products, for its rehabilitation products and for its fourth quarter of 2004, the completion of its Regentek integration activities and the Company’s spine strategy for its SpinaLogic product in certain markets.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking

-more-

statements are risks relating to the successful implementation of our business and integration strategy relative to our Regentek division; the continued growth of the bone growth stimulation market; the effectiveness of the integrated OL1000 sales force in gaining market share; our ability to increase sales in under performing spine stimulation markets; our ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; our dependence on orthopedic professionals, agents and distributors for marketing our products; our transition to direct distribution of our products in select foreign countries; our international operations; the restrictions imposed by the terms of our indebtedness; resources needed and risks involved in complying with government regulations including Section 404 of the Sarbanes-Oxley Act; developing and protecting our intellectual property; the risk of changes in reimbursement levels by Medicare and private payors; and the effects of healthcare reform, managed care and buying groups on prices of our products.  Other risk factors are detailed in our Annual Report on Form 10-K for the 2003 calendar year, filed on March 12, 2004 with the Securities and Exchange Commission.

###